Exhibit 21



                           Subsidiaries of Registrant
                           --------------------------


Giant Motorsports, Inc. has the following subsidiaries:


W.W. Cycles, Inc. - Ohio

Chicago Cycle, Inc. - Nevada

Giant Motorsports Acceptance Group, Inc. - Delaware